Exhibit 99.1

Chiasma Announces Positive Phase 3 Top-Line Results from CHIASMA OPTIMAL Clinical Trial of Mycapssa® for the Maintenance Treatment of Adults with Acromegaly

SPA-agreed trial met primary and all secondary endpoints

No new or unexpected safety signals in the Mycapssa treated patients

90% of the patients treated with Mycapssa who completed the 36-week study opted to continue into the Open Label Extension

Company to host conference call today at 8:30 a.m. EDT

Waltham, MA – July 23, 2019 – Chiasma, Inc. (NASDAQ: CHMA), a clinical-stage biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today announced positive top-line data from the company’s pivotal Phase 3 CHIASMA OPTIMAL clinical trial evaluating its octreotide capsules product candidate, conditionally trade-named Mycapssa®, for the maintenance treatment of adults with acromegaly.

In the CHIASMA OPTIMAL trial, a randomized, double-blind, placebo-controlled, nine-month clinical trial of octreotide capsules conducted under special protocol assessment, or SPA, agreement with the U.S. Food and Drug Administration, or FDA:

•	The primary endpoint was met: 58% of the patients on octreotide capsules maintained their IGF-1 response compared to 19% of the patients on placebo (p = 0.008).

•	All secondary endpoints were met.

“We are pleased with the positive results from the CHIASMA OPTIMAL trial and we believe this brings us one step closer to making the first oral somatostatin analog (SSA) product candidate available to adults suffering from acromegaly,” said Raj Kannan, Chief Executive Officer of Chiasma. “We plan to submit an NDA by the end of the year with an expected six-month PDUFA review time period.”

“I am excited that the CHIASMA OPTIMAL study met the primary and all secondary endpoints,” commented Susan Samson, MD, PhD, Medical Director of the Pituitary Center at Baylor St. Luke’s Medical Center, and lead investigator of the CHIASMA OPTIMAL study. “I consistently observe the burdens posed by SSA injections, including injection site pain and reactions. I believe octreotide capsules, if approved, would be a welcome treatment option to patients and physicians.”

Mycapssa® Secondary Efficacy Data:

•	78% of patients treated with octreotide capsules maintained their growth hormone (GH) levels below 2.5 ng/mL at the end of the core study vs. 30% of patients treated with placebo (p = 0.001)

•	Median time to loss of response (IGF-1 >1.0 × ULN) was not reached (>36 weeks) for patients treated with octreotide capsules vs. 16 weeks for patients treated with placebo (p <0.001)

•	Median time to loss of response (IGF-1 ≥ 1.3 × ULN) was not reached (>36 weeks) for patients treated with octreotide capsules vs. 16 weeks for patients treated with placebo (p <0.001)

•

25% of patients treated with octreotide capsules required rescue medication with injectable SSAs (octreotide LAR or lanreotide depot) anytime throughout the study vs. 68% of patients treated with placebo (p =0.003)

Additionally, in a pre-specified exploratory endpoint, mean IGF-1 values across all patients treated with octreotide capsules (including primary endpoint non-responders per protocol), remained within normal limits (≤ 1.0 x ULN) up to the end of oral treatment. For purposes of this analysis, the end of oral treatment value was the average of week 34 and week 36 values for all patients who completed the study on octreotide capsules and for those patients that required rescue medication, it was their last observed value prior to the use of rescue medication.

Mycapssa® Safety and Tolerability:

In the CHIASMA OPTIMAL trial, octreotide capsules appeared safe and well tolerated. No new or unexpected safety signals were observed. The overall number of treatment emergent adverse events (TEAEs) was comparable between the octreotide capsules and placebo treatment groups. Two patients on octreotide capsules and one patient on placebo discontinued treatment due to TEAEs. Two patients on octreotide capsules and one patient on placebo had serious adverse events, or SAEs, assessed as not related to study drug. Severe TEAEs as well as TEAEs of special interest (acromegaly symptoms) were more common in placebo treated patients than in patients treated with octreotide capsules.

“We are pleased to have successfully completed the CHIASMA OPTIMAL trial under a SPA agreement with the FDA. The FDA previously indicated that this trial is adequately designed to address the clinical deficiency listed in their Complete Response Letter, subject to their review. We look forward to working with the FDA to bring this important treatment option to patients,” said Gary Patou, MD, Head of Clinical. “It is noteworthy that 90% of patients completing the trial on Mycapssa treatment elected to participate in the optional open-label extension.”

CHIASMA OPTIMAL Trial Design

The CHIASMA OPTIMAL trial was a randomized, double-blind, placebo-controlled, nine-month clinical trial of octreotide capsules that was conducted under a special protocol assessment, or SPA, agreement with the FDA. The trial enrolled 56 adult acromegaly patients whose disease was biochemically controlled by injectable somatostatin analogs (average IGF-1 ≤ 1.0 × upper limit of normal (ULN)). The patients also had confirmed active acromegaly following their last surgical intervention based upon an elevated IGF-1 at that time of ≥ 1.3 × ULN. Patients were randomized on a 1:1 basis, to octreotide capsules or placebo. Patients were dose titrated from 40 mg per day to up to a maximum of 80 mg per day, equaling two capsules in the morning and two capsules in the evening. Patients who met the predefined withdrawal criteria, or discontinued from oral treatment for any reason, in either treatment arm during the course of the trial were considered treatment failures and reverted to their original treatment of injections and monitored for the remainder of the trial. The primary endpoint of the trial was the proportion of patients who maintained their biochemical response at the end of the nine-month, double-blind, placebo-controlled period as measured using the average of the last two IGF-1 levels ≤ 1.0 × ULN (assessed at weeks 34 and 36). Hierarchical secondary endpoints that are expected to be considered by the FDA in evaluating the totality of evidence for octreotide capsules treatment include: proportion of patients who maintain GH response at week 36 compared to screening; time to loss of response: IGF-1 of 2 consecutive visits is > 1.0 × ULN; time to loss of response: IGF-1 of 2 consecutive visits is ≥ 1.3 × ULN; and proportion of patients requiring rescue treatment.

Regulatory and Financial Update

Chiasma plans to submit a New Drug Application (NDA) by the end of the year for octreotide capsules for the maintenance treatment of adults with acromegaly. The CHIASMA OPTIMAL trial was conducted under a SPA agreement with the FDA, which indicates that the FDA agreed the design and planned analysis of the CHIASMA OPTIMAL results adequately address the objectives necessary to support a regulatory submission. However, a SPA is not a guarantee of regulatory approval. Chiasma anticipates that the FDA will review the totality of the data collected from the CHIASMA OPTIMAL trial, including both primary and secondary endpoints, together with certain data from Chiasma’s other clinical trials of octreotide capsules, including but not limited to data related to the loss of biochemical response when switching from injectable somatostatin analogs to octreotide capsules, in evaluating any NDA.

The Company ended June 30, 2019 with approximately $58.1 million in cash and investments as compared to $41.7 million at December 31, 2018.

Conference Call and Webcast Information:

Chiasma management will host a conference call and webcast to discuss the CHIASMA OPTIMAL results in more detail today, July 23, 2019, at 8:30 am EDT.

The dial-in number in the U.S./Canada is 877-407-4018; for international participants, the number is 201-689-8471. For all callers, please refer to Conference ID 13692819.

To access the live webcast, please use the following link: http://public.viavid.com/index.php?id=135476

About Acromegaly

Acromegaly typically develops when a benign tumor of the pituitary gland produces too much GH, ultimately leading to significant health problems. Common features of acromegaly are facial changes, intense headaches, joint pain, impaired vision and enlargement of the hands, feet, tongue and internal organs. Serious health conditions associated with the progression of acromegaly include type 2 diabetes, hypertension, respiratory disorders and cardiac and cerebrovascular disease. We believe that approximately 8,000 adult acromegaly patients are chronically treated with SSAs in the United States.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. In July 2019, the Company reported statistically significant data from CHIASMA OPTIMAL, its third Phase 3 clinical trial for its octreotide capsules product candidate, conditionally trade-named Mycapssa®, for the maintenance therapy of adult patients with acromegaly in whom prior treatment with somatostatin analogs has been shown to be effective and tolerated. Prior to trial initiation, the Company reached agreement with the FDA on the design of the trial through a Special Protocol Assessment. Chiasma is headquartered in Waltham, MA with a wholly-owned subsidiary in Israel. Mycapssa, TPE and CHIASMA are registered trademarks of Chiasma. For more information, please visit the Company’s website at www.chiasma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the data from the CHIASMA OPTIMAL trial and whether the data will support the submission of an NDA for octreotide capsules and ultimately regulatory approval, statements regarding the timing of NDA submission and regulatory review, including the company’s anticipated eligibility for a six-month PDUFA review cycle, statements concerning the nature of the FDA’s review of any such NDA submission and whether the data submission will be sufficient to support regulatory approval, and statements regarding the number of adult acromegaly patients chronically treated with SSAs in the United States. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2018, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com